Exhibit 99.1

River Valley Bancorp
Announces Financial Results for the Quarter
 Ended September 30, 2011

For Immediate Release
Tuesday, October 18, 2011

Madison, Indiana – October 18, 2011– River Valley Bancorp (NASDAQ Capital Market, Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank, based in Madison, Indiana announced today earnings for the third quarter ended September 30, 2011.

Due to continued downward pressure on real estate values and individuals’ economic problems, the Corporation provided a $1.4 million provision for loan losses, and recorded another $534,000 write down on real estate owned during the third quarter. The net effect was a loss of $207,145, or $(0.20) expressed as basic earnings (loss) per share, for the quarter ended September 30, 2011. Net income for the quarter ended September 30, 2010 was $291,475, or $0.13 expressed as basic earnings per share. For the current period ended September 30, 2011, recent appraisals indicated a substantive decline in collateral value on certain classified assets and property held by the Corporation as other real estate owned. For assets held in other real estate owned, a write down of values is accounted for through the income statement, and directly impacts other income. With the exception of those factors previously discussed, and a modest increase in operating expenses, most of which relates to expenses associated with property held for sale, other operating indicators, including interest margins, reflected improvement over the previous year quarter. The return on average assets for the three month period ended September 30, 2011 was -0.21% and the return on equity was -2.48%. Those respective ratios were 0.30% and 3.56% for the like period in 2010.

Net income for the nine-month period ended September 30, 2011 was $1,216,334, or $0.62 per basic share. This represents a decrease of $509,932 from the $1,726,266, or $0.96 per basic share, recorded for the same period ended September 30, 2010. As stated previously, this decrease is primarily attributable to additional provision expense and valuation determinations of real estate owned in the third quarter of 2011. The return on average assets for the nine-month period ended September 30, 2011 was 0.41% and the return on average equity was 4.95%. Those respective ratios were 0.58% and 7.19% for the like period in 2010.

Assets totaled $401.9 million as of September 30, 2011, an increase of approximately $19.6 million, from the $382.3 million reported as of September 30, 2010. Net loans, including loans held for sale, were $260.2 million as of September 30, 2011, a decrease of $11.1 million from September 30, 2010. Deposits totaled $299.1 million as of September 30, 2011, an increase of $18.0 million from the $281.1 million reported September 30, 2010.

Stockholders’ equity as of September 30, 2011 was $33.1 million. Reported book value of shares, including preferred shares, was $21.79 as of September 30, 2011. Total delinquent loans, defined as loans 30 days or more past due, as a percentage of total loans, were 4.44% as of September 30, 2011 and 4.54% as of September 30, 2010. That same indicator was 3.91% as of June 30, 2011 and 4.59% as of December 31, 2010. Non-performing loans, defined solely as loans over 90 days delinquent, as a percentage of total loans were 3.37% as of September 30, 2011 and 2.54% as of September 30, 2010.

“As can be attested by people’s intuition and real world experiences, the national economic landscape is still adversely affecting people’s capacity to repay and the value of assets that support positive economic growth. The now three-plus year economic malaise is still filtering through balance sheets and income statements of every individual, company, and governmental entity,” stated Matthew P. Forrester, President of the Corporation. “It is the externalities that continue to whipsaw community banking. The fundamentals of banking may have never been stronger, but you cannot isolate our business from the fundamentals of our communities. Once again we are anxious for the day when our internal strengths will not be overshadowed by the national headlines and implications to Main Street.”

As of September 30, 2011, the Bank exceeded all three regulatory capital standards associated with a “well capitalized” institution.

The last reported trade of “RIVR” stock on October 18, 2011 was at $15.95.

Selected Financial Information
(Dollar amounts in thousands, except per share amounts)

	3 Months Ended 9-30-2011	3 Months Ended 9-30-2010	9 Months Ended 9-30-2011	9 Months Ended 9-30-2010
Assets			$401,949	$382,309
Net Loans, including loans held for sale (Net of ALL)			260,158	271,234
Allowance for Loan Losses (ALL)			3,781	3,489
Deposits			299,136	281,097
Borrowing			65,217	65,217
Stockholders’ Equity			33,102	32,453
Total Interest Income	$4,479	$4,678	13,358	14,136
Total Noninterest Income	929	1,148	2,667	2,808
Gain (loss) Real Premises,	(534)	-	(683)	(10)
Equipment, and Real Estate Held for Sale
Interest Expense	1,464	1,795	4,407	5,708
Noninterest Expense	2,550	2,389	7,401	7,185
Provision for Loan Losses	1,449	1,390	2,297	1,915
Tax Expense (Benefit)	(382)	(39)	21	400
Net Income (Loss)	(207)	291	1,216	1,726

ROAA	-0.21%	0.30%	0.41%	0.58%
ROAE	-2.48%	3.56%	4.95%	7.19%
Earnings (Loss) per Share	$(0.20)	$0.13	$0.62	$0.96
Diluted Earnings (Loss) per Share	(0.20)	0.13	0.62	0.96

Forward – Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. The Corporation's ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Corporation's most recent annual report on Form 10-K filed with the Securities and Exchange Commission. The Corporation undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact:	Matthew P. Forrester - President, CEO
River Valley Bancorp
812-273-4949